Exhibit 10.10

AMENDED AND RESTATED

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

between

HUTCHISON MEDIPHARMA LIMITED

and

ELI LILLY TRADING (SHANGHAI) COMPANY LIMITED

and

HUTCHISON CHINA MEDITECH LIMITED

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

between

HUTCHISON MEDIPHARMA LIMITED

and

HUTCHISON CHINA MEDITECH LIMITED

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Agreement (the “Agreement”), effective as of 8th October 2013 (the “Effective Date”), is entered into by and among (i) Hutchison MediPharma Limited, a Chinese company, organized and existing under the laws of the People’s Republic of China, having a place of business at Building 4, 720 Cai Lun Road, ZJ Hi-Tech Park, Shanghai, PRC (“Hutchison”) and (ii) Eli Lilly and Company, an U.S.A. company, organized and existing under the laws of the State of Indiana, having a place of business at Lilly Corporate Center, Indianapolis, Indiana 46285  U.S.A. (“Lilly”), and (iii) solely for the purposes of Articles 7.11(a), 7.11(b) and 7.11(c), Hutchison China MediTech Limited, a company organized and existing under the laws of the Cayman Islands with its principal offices at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Hutchison Guarantor”).  Hutchison and Lilly may be referred to herein individually as a “Party” or collectively as the “Parties.”  Reference to a Party shall be deemed to include that Party’s Affiliates.

Recitals:

A.                                    Hutchison is the owner of a molecule HMPL-013 and is developing it for the Chinese market as a pharmaceutical product useful in the treatment of cancer.

B.                                    Lilly is a U.S.A. pharmaceutical company having expertise in the discovery, development, manufacturing and commercialization of innovative human pharmaceutical products, including cancer products.

C.                                    Lilly and Hutchison desire to enter into a collaboration under which Lilly would obtain exclusive rights in the Field in the Territory to Hutchison’s developmental stage pharmaceutical product, the cancer compound known as HMPL-013, including any back-up compounds that Hutchison and/or Lilly may develop under the terms and conditions set forth in this Agreement.

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D.                                    Hutchison, Hutchison Guarantor and Eli Lilly and Company entered into a license and collaboration agreement effective from 8 October 2013 (the “Original Agreement”) which was assigned to Lilly with effect from the same date. The parties now hereby agree with the signing of this Agreement to terminate the Original Agreement and replace it in its entirety with this Agreement.

In consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

Agreement:

1.                                      DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1                               “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment. Also, known as an “adverse experience”.

1.2                               “Affiliate” means with respect to any Party, any person or entity controlling, controlled by or under common control with such Party.  For purposes of this Article 1.2, “control” shall mean (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.3                               “Agreement” shall have the meaning set forth in the introduction to this agreement.

1.4                               “Applicable Laws”  means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.5                               “Audit” shall have the meaning set forth in Article 5.2(d).

1.6                               “Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Shanghai, China, or in Indianapolis, Indiana.

1.7                               “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8                               “Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31.

1.9                               “Cause” shall have the meaning set forth in Article 5.2(d).

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1.10                        “cGMP” means current good manufacturing practices as promulgated for example under the United States Federal Food, Drug, and Cosmetic Act and similar requirements of jurisdictions outside the United States applicable to Manufacture of Clinical Materials or a Product.

1.11                        “Change of Control” shall have the meaning set forth in Article 15.2.

1.12                        “Clinical Material(s)” means Product formulated in accordance with the Specifications and Applicable Laws (a) for preclinical activities, and (b) for administration to subjects in clinical trials, as applicable.

1.13                        “Combination Product(s)” means any combination of Product and one or more additional active pharmaceutical ingredients, for example in a single delivery device such as a pre-filled pen, dual chamber needle or in a fixed dose combination.

1.14                        “Commercialization” or “Commercialize” means activities relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment, pricing determination, sale and distribution of a pharmaceutical product and post-launch medical activities, including: (a) manufacturing and distribution for commercial sale, (b) strategic marketing, sales force detailing, advertising, and market and product support; (c) medical education and liaison and any phase IV clinical trials; (d) all customer support and product distribution, invoicing and sales activities; (e) all post-approval regulatory activities, including those necessary to maintain Regulatory Approvals; and (f) target product profile, pricing, formulary and reimbursement related activities including pricing and reimbursement approvals.

1.15                        “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, the efforts to accomplish such objective as a similarly situated party would normally use to accomplish a similar objective of a similarly situated party under similar circumstances, it being understood and agreed that with respect to the Development or Commercialization of a Product such efforts shall be similar to those efforts and resources commonly used by a similarly situated party for a similar biological or pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, profitability, the competitiveness of alternative products in the marketplace, the exclusivity of the product in view of its patent protection, patent life and other proprietary position of the product, and the likelihood of Regulatory Approval given the regulatory structure involved, provided such efforts are substantially and materially consistent with industry practices and standards.

1.16                        “Compliance” shall mean the adherence by the Parties in all material respects to all Applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.17                        “Confidential Information” means all confidential information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party or its Affiliates in connection with this Agreement; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent evidence: (i) is already

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known to the Receiving Party at the time it is disclosed to the Receiving Party by the Disclosing Party; (ii) is or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement; (iii) has been lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party; or (iv) has been independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

1.18                        “Control,” “Controls” or “Controlled by” means (except as used in Article 1.1, above), with respect to any item of or right under Patents or Know-How, the ability of a Party (whether through ownership or license or other right), other than pursuant to this Agreement, to grant access to, license or sublicense such item or right without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.19                        “Conversion Rate” shall mean the conversion rate of United States dollars (US$) to Renminbi (RMB) of US$1 to RMB6.15.

1.20                        “Cost of Goods Sold” or “COGS” means all those costs incurred by the supplier of Product for the acquisition of materials from vendors and Third Party suppliers and conversion of such materials into a final, packaged Product.  Such costs include: The landed cost of purchased materials; and conversion costs associated with the Manufacture and testing of such Product, including direct labor and an appropriate allocation of indirect costs (proportional to the actual manufacturing time for any given Product).  Examples of indirect costs include maintenance of equipment and facilities, line supervision, and technical support. All the costs and methodologies to be used in allocating indirect costs or support services (including depreciation) shall be determined in a manner consistent with GAAP or IFRS as applicable to a Party.  Remediation costs outside of capital depreciation and reasonable and customary sample cost shall not be included in Cost of Goods Sold.  If Hutchison uses its site for Manufacturing, such costs shall be consistent with and limited to those commonly incurred by Third Party contract manufacturers.

1.21                        “Data Exclusivity Period” means, with respect to a Product in a country, the period during which the Regulatory Authority responsible for approval or authorization of the sale of drugs confers exclusive marketing rights or data exclusivity rights to the owner of the regulatory submission materials for such Product in such country, including the prohibition of reference, without the consent of the owner, to the clinical and other data that is contained in such regulatory submission materials.

1.22                        “Develop” or “Development” or “Developing” means research, discovery, process development, preparation for drug reimbursement, organizing formulary access and drug distribution, preparation and initiation of medical education and liaison activities and preclinical and clinical drug or biological development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical and clinical studies and regulatory affairs, approval and registration, in each case, of a Product for use in the Field, and to the extent normally undertaken

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during the development (as opposed to Commercialization) phase of such Product’s life cycle.  Development shall exclude all Phase IV clinical trials.

1.23                        “Development Costs” means (a) FTE Costs and other costs actually incurred by Hutchison or its Affiliates or Lilly or its Affiliates, as applicable (such Party or Affiliate, the “Incurring Party” for the purposes of this Article 1.22), that are (i) specifically identifiable or allocable to Development of a Product, (ii) reasonably incurred by the Incurring Party and (iii) that result from activities specifically assigned to the Incurring Party in accordance with this Agreement or the applicable Development Plan; provided that no costs incurred by Lilly or its Affiliates shall be deemed Development Costs unless such costs are incurred in Subsequent Development and are approved in advance by the JSC and (b) the COGS of the clinical supply of Product for Phase II/III clinical trials and Phase III clinical trials, such COGS to be Subsequent Development Costs.  Development Costs shall, subject to the preceding sentence, include: (x) amounts paid to Third Parties by the Incurring Party in connection with the conduct of Development and (y) any costs specifically referred to as “Development Costs” in this Agreement.

1.24                        “Development Plan” shall have the meaning set forth in Article 3.1(a).

1.25                        “Disclosing Party” shall have the meaning set forth in Article 9.1.

1.26                        “Effective Date” shall have the meaning set forth in the introduction in this agreement.

1.27                        “Electing Party” shall have the meaning set forth in Article 0.

1.28                        “Field” means all uses.

1.29                        “First Commercial Sale” means, with respect to any Product, the first sale to a Third Party for end use or consumption of such Product in a country after Regulatory Approval has been granted by the Regulatory Authority of such country.

1.30                        “Forecast” shall have the meaning set forth in Article 5.4.

1.31                        “FTE Costs” means, with respect to any period of time, the FTE Rate multiplied by the number of full-time equivalent employees of Lilly or Hutchison, or their respective Affiliates, working directly on the Development of a Product during such period of time.

1.32                        “FTE Rate” shall mean the “FTE Rate” set forth in Exhibit B, as amended from time to time by the JSC as a Mutual JSC Matter.

1.33                        “FTO Submission” shall have the meaning set forth in Article 7.1(b).

1.34                        “Full Data Set” shall have the meaning set forth in Article.

1.35                        “GAAP” means U.S. Generally Accepted Accounting Principles as the same may be in effect from time to time, as generally and consistently applied.

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1.36                        “Generic Competition” means, with respect to a Product in any country in the Territory, one (1) or more Third Parties have received Regulatory Approval to sell a Generic Product to such Product in such country and such Generic Product(s) is commercially available in such country.

1.37                        “Generic Product” means, on a country-by-country basis, a product (a) independently developed and commercialized by a Third Party and (b) that is approved by the applicable Regulatory Authority for sale in the relevant country for use for the same indication or indications for which a Product has received Regulatory Approval in such country and in reliance on such prior Regulatory Approval of such Product in such country.

1.38                        “Governmental Authority” shall mean any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

1.39                        “Guarantor” means the Hutchison Guarantor.

1.40                        “Hutchison” shall have the meaning set forth in the introduction to this Agreement.

1.41                        “Hutchison Guarantor” shall have the meaning set forth in the introduction to this Agreement.

1.42                        “Hutchison Know-How” means any and all Know-How, to the extent Controlled by Hutchison as of the Effective Date or during the Term, that is necessary or reasonably useful in connection with the Development, Commercialization or other use of a Product in the Field in the Territory.

1.43                        “Hutchison Patents” means Patents in the Territory Controlled by Hutchison on the Effective Date or during the Term that contain one or more claims to Products.  Hutchison Patents as of the Effective Date are listed on Exhibit A attached hereto.

1.44                        “IFRS” means International Financial Reporting Standards as the same may be in effect from time to time, as generally and consistently applied.

1.45                        “Initial Development” shall have the meaning set forth in Article 3.1(c).

1.46                        “Initial Indications” means (a) 3rd line colorectal cancer, (b) 3rd line non-small cell lung cancer and (c) 2nd line advanced gastric cancer.  Each of the Initial Indications shall be an “Initial Indication” hereunder.

1.47                        “Initial Product” shall have the meaning set forth in Article 1.66(a).

1.48                        “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

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1.49                        “JSC Co-Chairs” shall have the meaning set forth in Article 2.2(a).

1.50                        “Jointly Owned Patents” shall have the meaning set forth in Article 12.2.

1.51                        “Know-How” means (a) any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data and (b) any proprietary biological, chemical or physical materials.

1.52                        “Latent Defects” means a defect: (a) which could not reasonably have been discovered upon receipt and inspection of the Product and (b) for which the cause is attributed to the actions or omissions of Hutchison or its Third Party Manufacturer prior to delivery of the Product to Lilly.

1.53                        “Life Cycle Planning Indications” means any indication that is not an Initial Indication for which one or more Parties elect to Develop a Product pursuant to this Agreement

1.54                        “Lilly” shall have the meaning set forth in the introduction in this Agreement.

1.55                        “Lilly Patent” shall have the meaning set forth in Article 12.2.

1.56                        “Major Unexpected Safety Issue” means in Lilly’s reasonable opinion a material, unexpected and Development-ending failure of a Product in an Initial Indication to meet the safety criteria for such Product in such Initial Indication in Exhibit C.

1.57                        “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing and packaging the Product.

1.58                        “Manufacturing Authorization” means any and all consents or other authorizations or approvals from the China Food and Drug Administration (“CFDA”) that is necessary for the manufacture of the Product in the Territory, (including the Manufacturing License Approvals), and any supplement, amendment or variation thereof.

1.59                        “Mutual JSC Matters” shall have the meaning set forth in Article 2.2(d).

1.60                        “Net Sales” shall mean, with respect to a Product, the gross amount invoiced by Lilly (including a Lilly Affiliate) or any Sublicensee thereof to unrelated Third Parties (excluding any non-end user Sublicensee), for the Product in the Territory, less:

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provided that, the deductions taken pursuant to clauses (a) through (e) in this Article 1.55 shall be consistent with the deductions taken by Lilly, its Affiliates or Sublicensees with respect to other similar products to the Product.

Such amounts shall be determined from the books and records of Lilly, its Affiliate or Sublicensee, maintained in accordance with GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied.  Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula:  one (1) minus B / C where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be a percentage of the Net Sales of the Combination Product mutually agreed upon by the Parties in good faith.

1.61                        “Non-Conformity” shall have the meaning set forth in Article 5.6(a).

1.62                        “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with

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any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.63                        “Patent(s)” means (a) all patents and patent applications in any country or supranational jurisdiction and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications.

1.64                        “Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent, (b) paying, filing and maintenance fees relating to any Patent, (c) managing any interference, opposition, re-issue, reexamination, revocation, nullification, or cancellation proceeding relating to the foregoing, (d) deciding to abandon Patent(s) and (e) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.65                        “Positive POC” means the successful achievement by a Product for an Initial Indication of all the criteria for “completion of a proof of concept study or trial” as set forth for such Product and indication in Exhibit C; provided that, with respect to a Product Developed for the Initial Indication of 3rd line non-small cell lung cancer, “Positive POC” shall mean the determination of Lilly pursuant to Article 3.4(a)(ii) to proceed with Development of such Product for such indication following the proof of concept study or trial for such indication.

1.66                        “Product” means any form or dosage of (a) the HMPL-013 molecule (the structure of which is set forth in Exhibit E) or (b) any analogues or derivatives of the HMPL-013 molecule that are claimed by those Hutchison Patents that also claim HMPL-013, in each case that exist as of the Effective Date or are discovered or developed by Hutchison during the Term of this Agreement.

1.67                        “Quality Agreement” shall have the meaning set forth in Article 5.2(c).

1.68                        “Receiving Party” shall have the meaning set forth in Article 9.1(a).

1.69                        “Regulatory Approval” means, with respect to a Product in a country, all approvals from the relevant Regulatory Authority to market and sell such Product in such country (including all applicable pricing and reimbursement approvals required to market and sell such Product in such country, if any).

1.70                        “Regulatory Authority” means the CFDA (China Food and Drug Administration) or any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, reimbursement or pricing of a Product in the Territory.

1.71                        “Related Party” means, with respect to a Party, its Affiliates and Sublicensees.

1.72                        “Royalty Term” shall have the meaning set forth in Article 7.3(b).

1.73                        “Safety Agreement” shall have the meaning set forth in Article 6.3.

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1.74                        “Secretary” shall have the meaning set forth in Article 2.3.

1.75                        “Short Order” shall have the meaning set forth in Article 5.4(c).

1.76                        “Specifications” means the specifications for the Product as agreed upon by the Joint Steering Committee.

1.77                        “Subcontractor” shall have the meaning set forth in Article 3.6.

1.78                        “Sublicensee” means a Third Party that is granted a sublicense under the licenses granted to a Party in accordance with this Agreement.

1.79                        “Subsequent Development” means (a) any Development of a Product for an Initial Indication after such Product has achieved Positive POC for such Initial Indication or Lilly has elected to conduct Subsequent Development of a Product for such Initial Indication pursuant to Article 3.4(a)(iii), including the conduct of post-proof of concept studies for such Product for such Initial Indication and (b) all Development of any Product for a Life Cycle Planning Indication that the Parties may approve for Development pursuant to this Agreement.

1.80                        “Subsequent Development Costs” means any Development Costs specifically identifiable or allocable to the Subsequent Development of a Product.

1.81                        “Term” shall have the meaning set forth in Article 13.1.

1.82                        “Territory” means mainland People’s Republic of China and Hong Kong, each of which shall be treated as a “country” for purposes of this Agreement.

1.83                        “Third Party” means an entity other than (a) Lilly and its Affiliates and (b) Hutchison and its Affiliates.

1.84                        “Third Party Manufacturer” is a Third Party that Manufactures on behalf of Hutchison.

1.85                        “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Hutchison Patents in a country which has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise in such country or (b) a bona fide claim of a pending patent application included within the Hutchison Patents in a country that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal; provided that any claim in any patent application pending for more than [**] years from the earliest date on which such patent application claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such [**] year date unless and until a patent containing such claim issues from such patent application.

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2.                                      SCOPE AND GOVERNANCE OF THE COLLABORATION.

2.1                               General.

(a)                           Scope.

Pursuant to and subject to the terms of this Agreement, the Parties agree to collaborate with respect to the Development of the Product in the Field with the goal of obtaining Regulatory Approval for Product(s) in the Field in the Territory for Manufacturing and Commercialization.  Lilly will have exclusive rights to Commercialize the Products in the Field in the Territory pursuant to this Agreement and as further set forth in Article 4 in exchange for royalty and milestone payments to be made to Hutchison as described in Article 7.  Responsibility for Manufacture of Clinical Materials and commercial quantities of Product shall be as detailed in Article 5.

(b)                           Guiding Principles.

The Joint Steering Committee and any appointed sub-committees as set forth in this Article 2 shall perform its responsibilities under this Agreement based on the principles of good faith, prudence and good scientific and business judgment.  None of such committees shall have any power to amend, modify or waive compliance under this Agreement.  Notwithstanding anything to the contrary in this Agreement, no decision by either Party, or any committee set forth in this Article 2, will be effective if such decision requires the other Party to breach any obligation under this Agreement and all determinations made by any committee shall be subject to and shall comply with the terms of this Agreement.

2.2                               Joint Steering Committee.

(a)                           Membership.

The Parties shall establish a Joint Steering Committee, “JSC”, to coordinate and oversee activities on which the Parties collaborate under this Agreement.  The JSC will be comprised of a senior executive of each Party or their designee from such Party (the “JSC Co-Chairs”) in addition to an equal number of representatives from each Party provided there are at least three (3) total representatives from each Party on the JSC, including the JSC Co-Chairs.  Within thirty (30) days of the Effective Date, each Party shall notify the other of its representatives to the JSC and the JSC shall hold its first organizational meeting.  Each Party may replace any of its appointed JSC representatives or its co-chair at any time upon five (5) days prior written notice to the other Party.  The role of the JSC Co-Chairs shall be to convene and preside at meetings of the JSC, but the JSC Co-Chairs shall not be entitled to prevent items from being discussed or to exercise a casting vote in the event there is a tie.  Each Party shall have the right, upon written notice to the other Party, to have present at the JSC meetings a reasonable number of additional, non-voting participants as observers at such meetings (provided such non-voting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). Such additional participants shall not be deemed to be, or have any rights or responsibilities of, a member of the JSC.  Each Party will designate a member of management who will be the primary contact for that Party.  The primary contacts of the Parties shall be responsible for scheduling the meeting, circulate meeting agendas, draft

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minutes for each JSC meeting and circulate such minutes either in writing or electronically for both Parties’ approval of the JSC for that purpose.

(b)                           Responsibilities.

The responsibilities of the JSC and, as delegated by the JSC to its subcommittees, shall be:

(i)                               to provide a vehicle by which the Parties may share information regarding the overall strategy for the Development of Product(s);

(ii)                            to generate, approve and implement the Initial Development Plans and budgets and Development Plans and budgets for Subsequent Development of Products, including any clinical trials, and any subsequent amendments to the Development Plan;

(iii)                         to review and advise on any Third Parties used or to be involved in Development (CRO, CMO, etc.);

(iv)                        to facilitate the exchange of Information between the Parties with respect to the Development activities hereunder and to establish procedures for the efficient sharing of Information necessary for the Parties to fulfill their respective responsibilities with respect to Development of Products hereunder;

(v)                           to review and support an overall regulatory strategy established for the Product in the Field in the Territory, and to allocate the responsibility for regulatory activities between the Parties as contemplated by Article 6, below;

(vi)                        to review and support the Manufacturing Strategy; and to allocate responsibility for manufacturing activities between the Parties as contemplated by Article 5.1;

(vii)                     to discuss and give input regarding the information set forth in Commercialization reports submitted by Lilly to the JSC pursuant to Article 4.1, including the Commercialization strategy with respect to Products in the Field in the Territory;

(viii)                  to create such subcommittees as the JSC may find necessary or desirable from time to time, including a Development subcommittee, a Manufacturing subcommittee, a Commercialization subcommittee, a regulatory subcommittee and an intellectual property subcommittee (all such subcommittees, as practicable, to be formed at the JSC’s first organizational meeting with the exception of the Commercialization subcommittee);

(ix)                        to oversee the activities of subcommittees created under this

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Agreement, and to resolve any issues that such subcommittees cannot resolve; and

(x)                           to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

(c)                            Decision Making.

The JSC and its subcommittees shall make decisions unanimously, with each Party’s representatives collectively having one (1) vote, which vote is to be cast by such Party’s co-chair, or, in the absence of the co-chair, another of such Party’s representatives on the JSC or subcommittee designated by any such Party’s co-chair. At least one (1) representative from each Party shall be present at all meetings of the JSC or subcommittee, provided, however, that no Party shall have the right to boycott meetings as a means to avoid action by the JSC or subcommittee.

(d)                           Dispute Resolution.

Subject to the terms and conditions of this Agreement, If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action within ten (10) Business Days, including as referred to the JSC by a subcommittee, at the written request of either Party, the issue shall be referred to senior management of each Party for resolution, who shall promptly meet and attempt in good faith to resolve such issue within thirty (30) days. If senior management cannot resolve such matter within the above-mentioned thirty (30) day period, then except for those matters set forth below, the matter shall be decided by mutual agreement of the then co-chairs of the JSC (such matters within the JSC’s jurisdiction and not subject to clause (i) or (ii) of this Article 2.2(d), “Mutual JSC Matters”).  For clarity, any decision to develop a product that is not an Initial Product or to develop a Product for an indication that is not an Initial Indication shall not be a decision subject to one Party’s final decision-making authority pursuant to clause (i) or (ii) of this Article 2.2(d) and shall require the mutual consent of the Parties.

(i)                                     Hutchison shall have final decision-making authority for [**]

(ii)                                  Except as expressly set forth in this Agreement, Lilly will have the final decision-making authority for all other material Development

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decisions with respect to a Product if Lilly [**]

(e)                            Limitations.

The JSC shall have no authority (a) to amend or interpret this Agreement, or (b) to determine whether or not a breach of this Agreement has occurred.

2.3                               JSC Meetings.

Within thirty (30) days of the Effective Date, the JSC will hold an in-person organizational meeting at a mutually agreed upon location to establish the JSC’s operating procedures. Following such initial meeting, JSC meetings shall be held at least four times per year or as often as mutually agreed by the Parties.  A JSC meeting may be held by audio, video or other electronic means but at least one meeting per year shall be held in person.  After the initial meeting above, the location of in-person JSC meetings will alternate between the Parties, unless otherwise agreed by the members of the JSC. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. At least five (5) Business Days prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with adequate and appropriate information related thereto. The JSC Chairman shall appoint a secretary for the purpose of taking the minutes of Committee meetings, and for such other administrative functions as may be assigned mutually by the Parties (the “Secretary”). Within ten (10) days after each meeting, the Secretary shall prepare and distribute to all members of the JSC draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the executives. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within ten (10) Business Days of receipt of such minutes.

2.4                               Committee Structure following First Commercial Sale.

From time to time and, in any event, as soon as practicable following the first anniversary of the First Commercial Sale of a Product, the Parties shall review the committee structure provided for in this Article 2 and eliminate committees or adjust their responsibilities so as to reflect the then current status of collaborative Development efforts, if any, and the commencement of Commercialization by Lilly.

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3.                                      PRODUCT DEVELOPMENT

3.1                               Development Plan.

(a)                           The initial Development plan for the Development of Product for the Initial Indications is attached hereto as Exhibit B (as amended from time to time pursuant to this Agreement, the “Development Plan”).  The Development Plan shall include: (a) all indications of Products then being pursued; (b) a description of the Development activities to be conducted by each Party and the relevant deliverables; (c) all relevant decision points to continue Development of a Product in an indication; (d) a budget for the Development activities to be conducted in the Territory with respect to Products in the Territory until Regulatory Approval of such Product for such indication; (e) an estimated timeline for the performance of activities; and (f) FTE estimates.

(b)                           On no less than an annual basis, the JSC shall review the Development Plan and recommend any amendments or changes to the Development Plan and approve any such amendments or changes.

(c)                            The Development of Products shall be conducted by Parties pursuant to good clinical practices (“GCP”) and good laboratory practices (“GLP”). GLP means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time. GCP means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

3.2                               Conduct of Initial Development: Proof of Concept.

(a)                           The JSC will outline the data analysis criteria for all POC studies for each indication. The POC data for all indications will be reviewed by an independent data review committee or process and all POC studies will be conducted and managed by global or equivalently qualified CROs.

(b)                           Hutchison shall conduct Development of Product for an Initial Indication until (a) (i) with respect to a Product for the 3rd line colorectal cancer or 2nd line advanced gastric cancer Initial Indication, such Product for such Initial Indication has achieved Positive POC or (ii)  with respect to a Product for the 3rd line non-small cell lung cancer Initial Indication, the proof of concept (Phase IIa) study for such Product for such Initial Indication has been completed or (b) with respect to any Product for an Initial Indication, Hutchison deems, in good

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faith, that Positive POC cannot be achieved in a commercially reasonable fashion by such Product for such Initial Indication (such Development, the “Initial Development”). The JSC will ensure that the design and execution of each Phase II trial of Initial Development meets cGMP and is designed to achieve Positive POC.

3.3                               Initial Development Funding.                           [**]

3.4                               Subsequent Development and Costs.

(a)                           Following the Initial Development of a Product for an Initial Indication, the JSC will have a thirty (30) day review period, such review period to commence after receipt from Hutchison of a full data set, including but not limited to, all relevant source data, quality assessment, efficacy, safety, statistical analysis, records, final analysis and raw data as would be expected to be ready three to four weeks following the final data base lock associated with the achievement of Positive POC (“Full Data Set”).  In order to maximise efficiency and speed of development, Lilly will work with Hutchison via the JSC to conduct diligence in parallel with the POC studies to ensure the quality of the POC studies.  In order to facilitate Lilly’s final diligence review of the Full Data Set, Hutchison will provide Lilly with at least four weeks advance notice of the anticipated commencement of the review period and will make arrangements and where needed, will accompany Lilly, in order to allow Lilly personnel to visit relevant Third Party sites during the first two weeks of the review period. Any delays in conducting such visits which were not in the reasonable control of Lilly shall be considered in adding proportionate time to the review period.  Except in the case of a Product for 3rd line non-small cell lung cancer Initial Indication for which such invoicing shall be dealt with under Article 3.4(a)(ii) below, Hutchison will issue an invoice for payment of the relevant milestone payment under Article 7.2 immediately following such review period unless Hutchison receives a notice of termination for a Major Unexpected Safety Issue in accordance with Article 13.4.

(i)                                           If a Product has achieved Positive POC for the 3rd line colorectal cancer or 2nd line advanced gastric cancer Initial Indication, then (A) the POC milestone under Article 7.2 (i.e., #1) will have been met and the corresponding milestone payment will be payable to Hutchison and (B) the development of such Product for such Initial Indication into Phase III clinical trials (which shall be Subsequent Development under this Agreement) will be continued in accordance with the terms of this Agreement.  For the avoidance of doubt, once a Product for the 3rd line colorectal cancer or 2nd line advanced gastric cancer Initial Indication has achieved Positive POC, the Parties shall be deemed to have agreed that such Product shall proceed into Subsequent Development (i.e., Phase III registration studies or trials pursuant to this Agreement).  [**]

(ii)                                        [**]

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[**]

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(c)                                        [**]

(d)                                       If a Product has achieved Positive POC for an Initial Indication or Lilly, pursuant to Article 3.4(a)(iii), elects to conduct Subsequent Development of a Product for an Initial Indication, then (i) Hutchison shall continue to be responsible for all future Subsequent Development activities, (ii) all Development Costs incurred for a Product for an Initial Indication after such achievement or election shall be deemed Subsequent Development Costs, (iii) Lilly shall be responsible for the payment of the “proof of concept” milestone for such Product in such Initial Indication under Article 7.2 and (iv) Lilly shall reimburse Hutchison for [**] of Development Costs incurred by Hutchison (see Appendix B, page 7; Development Costs will be the “Total Costs” as set forth in the table) and its Affiliates for Phase III development of such Product for such Initial Indication whether or not such Development Costs are incurred by Hutchison before or after Positive POC achievement.

(e)                                        Hutchison will be responsible for [**] of all Subsequent Development Costs and Lilly shall be responsible for [**] of all Subsequent Development Costs.  If any Subsequent Development Costs incurred by Hutchison for an activity exceed the amounts budgeted in the applicable budget in the Development Plan for such activity, such excess costs shall be deemed Subsequent Development Costs for the purposes of this Agreement; provided that, to the extent such excess costs are more than [**] of the amounts budgeted in the applicable budget in the Development Plan for such activity, then such excess costs above such [**] threshold shall only be deemed Subsequent Development Costs for the purposes of this Agreement to the extent such excess costs are not due to Hutchison’s failure to conduct activities in a manner consistent with the Development Plan or have been approved by the JSC.  All amounts paid to Third Parties by Hutchison for Development activities shall be reimbursed as Development Costs at cost without any mark-up.  Following receipt of Regulatory Approval, [**].

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(f)                                         In addition to Hutchison’s right to pursue Development of a Product that has not achieved Positive POC pursuant to Article 3.4(b), in the event a Party wishes to pursue a Life Cycle Planning Indication for a Product, it shall notify the other Party and submit to such Party an outline for a development plan (including a high-level budget) for such Life Cycle Planning Indication and all relevant information it believes, in good faith, to be reasonably necessary for the other Party to elect whether or not to pursue such Life Cycle Planning Indication for such Product under this Agreement.  The other Party (the “Electing Party”) must elect, in writing to the other Party, within sixty (60) days of receiving this information, whether or not to proceed with such development under this Agreement.

(g)                                        If the Electing Party decides to pursue a Life Cycle Planning Indication for a Product, (A) milestones will be paid pursuant to this Agreement for such Product for such Life Cycle Planning Indication pursuant to Article 7.2 (as described in Milestone Event #4), (B) all Development Costs for a Product for a Life Cycle Planning Indication shall be deemed Subsequent Development Costs, (C) the JSC shall, as a Mutual JSC Matter, generate and approve an amended Development Plan to include such Life Cycle Planning Indication and (D) Hutchison shall be responsible for all Development activities for such Product for such Life Cycle Planning Indication.

3.5                               Development Records and Reimbursement of Hutchison Costs.

Hutchison shall track and calculate all Development Costs incurred by it.  All Development Costs shall be determined in accordance with IFRS.  Hutchison shall keep a complete and accurate record of all such costs.  Within [**] days after the end of each Calendar Quarter, Hutchison shall submit to Lilly a report setting forth in reasonable detail the Development Costs incurred by it during such Calendar Quarter, with an allocation of such costs between the Parties consistent with Articles 3.3 and 3.4, along with such supporting documentation as Lilly may reasonably request, and provide Lilly an invoice for any amounts due from Lilly. Lilly shall pay the amount due within [**] days after receipt of the invoice and appropriate documentation.

3.6                               Rights to Engage Development Subcontractors.

Each Party shall have the right to engage Third Party contractors to perform any portion of its Development obligations hereunder; except that no Third Party contractor can be debarred or disqualified by the Regulatory Authority. Each Party shall be responsible for ensuring that, prior to any such engagement, any Third Party contractors are subject to written agreements containing terms and conditions: (i) consistent with the relevant terms and conditions of the Agreement protecting the rights of the Parties under the Agreement including imposing obligations of confidentiality on each such subcontractor; (ii) that vests ownership of any and all inventions developed by such subcontractor relating solely to Products in the course of

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performing such subcontracted work in the contracting Party; (iii) that does not impose any payment obligations or liability on the other Party without the prior written consent of the other Party and (iv) that is otherwise consistent with the terms of the Development Plan to the extent applicable (such contractors, “Subcontractors”).  Each Party shall advise the other Party in writing at least fifteen (15) days in advance of any engagement of a Subcontractor.  Further, to the extent practicable, Hutchison shall use Commercially Reasonable Efforts to cause their existing contractors, including their existing contract Manufacturers of Clinical Materials, to cooperate with Lilly as reasonably necessary for Lilly to fulfill its Development and Commercialization obligations under this Agreement.

4.                                      COMMERCIALIZATION AND COMPLIANCE.

4.1                                                 Overview.

Lilly shall have full responsibility and authority for all aspects of the Commercialization of Products in the Field in the Territory at its sole expense.  Lilly shall use Commercially Reasonable Efforts to Commercialize Products, in compliance with the terms and conditions of the Agreement with a goal to maximize profits from Net Sales of Products. Lilly shall book all Third Party end user sales of the Products, and shall have the sole right and obligation to determine all pricing of the Products.  Lilly shall bear all of the costs and expenses incurred in connection with all such Commercialization activities.  Through the JSC, Lilly shall provide Hutchison with quarterly reports of the activities it has undertaken with regard to Commercializing Products in the Territory.  In addition, Lilly shall meet with Hutchison, at Hutchison’s request and no more than two (2) times per year, to report on the activities it has undertaken with regard to Commercializing Products in the Territory and to provide a forum for Hutchison to provide feedback regarding such Commercialization activities, which feedback shall be reasonably considered by Lilly in developing its future Commercialization strategy for Products.

4.2                                                 Product Trademark, Labeling; Promotional Materials.

Lilly shall own and be responsible for obtaining and maintaining trademarks for the Products. Lilly shall be responsible for designing and supplying the product labeling and promotional materials for the Products.  Lilly shall be responsible as to the manner in which Products shall be presented and described to the medical community in any promotional materials and the placement of the names and logos of the Parties therein, in each case as permitted by Applicable Law and consistent with the labeling for the Products approved by the applicable Regulatory Authority. To the extent permitted by Applicable Law, in Commercialization under this Agreement, product labeling shall identify the Products as Manufactured by Hutchison or its approved Third Party Manufacturer.

4.3                                                 Compliance Obligations.

Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement as follows:

(a)                           Compliance with Applicable Laws. Each of the Parties shall, and shall cause their respective Affiliates to, conduct all activities under this Agreement in such a manner

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as to comply in all material respects with all Applicable Laws.

(b)                           Compliance with Party Specific Regulations. The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it.  All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

(c)                            Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate.  The Parties agree to cooperate with each other to ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consist with its usual Compliance related processes.

(d)                           Compliance Agreement. From time to time, the Parties shall discuss activities necessary to ensure Compliance.  If either Party requests, the Parties will negotiate in good faith and execute a written Compliance Agreement that will set forth and define the compliance policies, standards, and procedures the Parties will adhere to when conducting activities under this Agreement.  The Compliance Agreement may also include provisions relating to interactions between the respective compliance organizations of the Parties, sharing of Compliance related information, execution of training, implementation and monitoring activities, and resolution of Compliance issues that may arise in accordance with the rule established in Article 1.6.

(e)                            Responsibility for Compliance; Disputes Regarding Compliance Matters. Each Party is solely responsible to ensure Compliance by it and its Affiliates.

(f)                             Review Procedure for Marketing Materials and Activities.  All detailing, promoting, communication, marketing and selling activities, including promotional and educational materials and messages, used in connection with the activities contemplated by this Agreement shall comply in all material respects with Applicable Laws and Party Specific Regulations, and be consistent with the substance of the Internal Compliance Codes of Lilly.

(g)                            Anti-Bribery Commitments.  Without limiting the other obligations of the Parties set forth in this Article, in connection with any activities of the Parties under this Agreement, the Parties confirm that they have not given, offered, promised, or authorized, and will not give, offer, promise, or authorize, any payment, benefit, or gift of money or anything else of value, directly or through a Third Party, to (i) any Government or Public Official, as defined below; (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be given, offered or promised, directly or indirectly, to anyone describe in terms (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of the parties, for purposes of influencing any act or decision of such individual in his official capacity, inducing such individual to do or omit to do any act in violation of the individual’s duty, inducing the individual to use the individual’s official influence with a government to affect or influence an act or decision of the government, or to secure any improper advantage in order

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to assist in obtaining or retaining business. The parties shall comply with all applicable anti-bribery laws of any jurisdiction, including any record keeping requirements of such laws, in the Countries where the Parties have their principal places of business and where they conduct any activities under this Agreement or any related agreements. For the purposes of this Article, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of:  a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

5.                                      MANUFACTURE AND SUPPLY.

5.1                                                 General Overview.

(a)                           The JSC, as a Mutual JSC Matter, shall establish an overall strategy for supply of Clinical Materials and Products for Development and Commercialization purposes (the “Manufacturing Strategy”), to the extent consistent with Hutchison’s and Lilly’s obligations and rights under this Agreement.  The Manufacturing Strategy shall address manufacturing quality standards and the Parties and/or, as applicable, the Third Party Manufacturer shall enter into a separate Quality Agreement for the Product.  Subject to this Article 5.1, Hutchison shall be responsible in consultation with Lilly for the supply of, and shall have the right to supply, all clinical and commercial supplies of the Product for use under this Agreement.  To the extent and on the timeline contemplated by the Manufacturing Strategy, Hutchison shall (i) retain a Third Party Manufacturer for the supply of drug substance, (ii) take all necessary actions, with consultation from Lilly, to establish a drug product site for the clinical and commercial supply of finished Product and (iii) retain a back-up manufacturer, a Third Party Manufacturer, selected in consultation with Lilly, for the clinical and commercial supply of finished Product, such Manufacturer to be approved by Lilly, such approval not to be unreasonably withheld or delayed.

(b)                           Notwithstanding anything to the contrary in this Agreement, Lilly may require Hutchison to use a Third Party Manufacturer for all or some of the clinical supply of Products if (A) Lilly believes, reasonably and in good faith, that Hutchison has not shown the capability to satisfactorily deliver sufficient quantity of Products in acceptable quality to the clinic for the Development activities contemplated under this Agreement and the Development Plan, (B) Hutchison has not received necessary approval from the applicable Regulatory Authority to Manufacture clinical supplies of Products or (C) Lilly believes, reasonably and in good faith, that Hutchison does not have systems in place with respect to the Manufacture of clinical supply of Products that comply with applicable quality and pharmcovigilance agreements (such as those prepared under this Agreement) and Applicable Law.

(c)                            The Parties shall enter into a series of agreements detailing the obligations and responsibilities of each Party as it pertains to the supply of Product in the Territory. The agreements shall include supply agreements, Quality Agreements and Manufacturing Responsibilities Document (“MRD”) appropriate for the Manufacture of the Product(s).

(d)                           Lilly will purchase all of its requirements of Products for the Territory from

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Hutchison and Hutchison agrees to supply Lilly’s forecast for Products for the Territory. Hutchison agrees to supply the Product to Lilly at a transfer price that accounts for Hutchison’s COGS.  Product costing must be consistent with GAAP or IFRS and as mutually agreed upon by both Parties.

(e)                                  Following the Term of the Agreement but not after an early termination, if Lilly so chooses, the Parties will enter into a continuing supply agreement for the supply of Product for the Territory or part thereof wherein the Product will be supplied at arms-length market terms.

5.2                                                 General Product, Manufacturing and Supply Responsibilities.

(a)                           General Product Responsibilities of Lilly.  Lilly shall be responsible for the following activities regarding a Product: (i) facilitating all sales of Product in the Territory, (ii) all government price reporting, calculations, and payment processing obligations, (iii) keeping the Product (following receipt by Lilly) in good condition and with due care and in compliance with all Applicable Laws, (iv) handling all commercial contracting obligations, including managed care, hospitals,  government programs and all other commercial agreements, and (v) booking all sales of Products, and collection of outstanding receivables for any Product.

(b)                           General Product Responsibilities of Hutchison.  Hutchison shall be responsible for the following regarding a Product: (i) holding itself or through its Third Party Manufacturer the Manufacturing Authorizations and accordingly being responsible for all government reporting obligations in connection therewith, (ii) making the Product available at suitable warehouses for Lilly to pick up such Product, and (iii) providing Lilly with any information Controlled by Hutchison that Lilly may reasonably request to meet all government reporting obligations for the Product.

(c)                            Supply Agreement, Quality Agreement and Manufacturing Responsibility Document.  The Parties shall negotiate in good faith and enter into and adopt a quality agreement (the “Quality Agreement”) within ninety (90) days of the Effective Date, a supply agreement and a Manufacturing Responsibility Document or MRD prior to one (1) year of the anticipated approval of a Product by CFDA, each of which shall be within the purview of the applicable portion of the cGMP. The supply agreement shall include but not be limited to, traditional supply terms, product costing, forecast obligations and access to Manufacturing records and facilities including the right for Lilly at its discretion to have a person in the plant at any Manufacturing site used by Hutchison or its Third Party Manufacturer during Manufacturing activities related to the Product.  The MRD will contain, among other provisions, certain procedures and personnel contacts relating to the supply of Products for the Territory that will be developed, approved and updated by the Parties, and the shelf-life of the Product and Samples. The supply agreement and the MRD will be subject to and not be inconsistent with the terms of this Agreement and in the event of conflict between the terms of the MRD and this Agreement, the terms of this Agreement will control.  Articles of the supply agreement and MRD may be modified from time to time by mutual written agreement of the Parties.  The Quality Agreement shall include, but not be limited to, the Specifications for a Product, Product audit rights, including specifications and audit rights for the Samples, which shall contain customary terms as per the cGMP as mandated by the CFDA.  Besides the authorized representatives of the Parties, representatives of each Party’s

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quality units and safety units shall sign the Quality Agreement and Safety Agreement, respectively. Representatives of each Party’s quality unit and supply chain unit shall sign MRD.  In the event the information in, or the terms of, the Quality Agreement, Safety Agreement or the MRD conflicts with this Agreement, the terms of this Agreement will control, provided that with respect to specific technical matters that directly impact the quality of a Product, the terms of the Quality Agreement will control.

(d)                           Inspection by Lilly.  Upon fifteen (15) Business Days’ prior written notice to Hutchison or, as applicable, Third Party Manufacturers, and during normal working hours, shall allow Lilly and/or its authorized representative or agents, to inspect the premises where the Product manufacturing and operations are conducted for purposes of overseeing and auditing the Product Manufacture and operations (the “Audit”), provided that such Audit does not (i) unduly disrupt the normal operation of the business or (ii) require Hutchison or as applicable the Third Party Manufacturer to provide Lilly or its authorized representatives or agents any trade secret or confidential information that is not related to the Manufacture of the Product(s). In addition, the Parties agree that any such Audit shall not be conducted more than once every calendar year.  Notwithstanding the foregoing sentence, Lilly shall have the right to conduct an additional Audit prior to each Launch of a new Product related to such Product. Notwithstanding the above, for sufficient Cause (as defined below), which shall be communicated in writing to Hutchison, Lilly may have immediate access during normal working hours limited to the extent of inspection directly related to such Cause, with appropriate protections to preserve the confidentiality of Third Party information at the applicable facility. “Cause” shall mean a Product safety or quality issue that has been specifically identified, or as mandated by Regulatory Authorities and where time is of the essence. Any such audit conducted for “Cause” shall not supplant or negate the right for the annual Audit.

(e)                            Notice of Inspections.  During the Term of this Agreement, each Party or, as applicable, the Third Party Manufacturer shall provide the other Party with prompt notice of any governmental or regulatory review, audit or inspection of its facility, processes, or products that relate to the subject matter of this Agreement.  The audited party shall provide the non-audited party with the results of any such review, audit or inspection to the extent it relates to the subject matter of this Agreement.  To the extent practicable, the non-audited party shall provide assistance to the audited party in responding to any such review, audit or inspection to the extent it relates to the subject matter of this Agreement.

5.3                                                                               Product Manufacture and Distribution.

(a)                                 Hutchison, in consultation with Lilly, shall be responsible for obtaining the active pharmaceutical ingredients required to Manufacture each Product from a supplier acceptable to and approved by Lilly (such approval not to be unreasonably withheld or delayed), and the Manufacture of each finished Product according to Specifications approved in the relevant Manufacturing Authorization, in each case during the Product’s life.  Lilly shall have the right to audit all Product manufacturing sites, including Hutchison and Third Party Manufacturers, who are Manufacturing the active pharmaceutical ingredients. In particular, based upon an ordering process established within the MRD, Hutchison will make such finished Products available for pick up by Lilly, its authorized agent, or a common carrier engaged by Lilly.  Lilly will, or will cause its Affiliates to:  (i) to cause its freight carrier to pick up the

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Products promptly (and in any event, not later than ten (10) Business Days) following receipt of notice from Hutchison that such Products are available for pick-up; (ii) to cooperate with the applicable Regulatory Authorities in the Territory required for clearance of the Products, provided that Hutchison will provide the necessary information reasonably requested by Lilly in order for Lilly or its Affiliate to provide such cooperation; and (iii) to have the Products delivered to warehouses designated by Lilly or an Affiliate of Lilly in the Territory as promptly as practicable.

(b)                                       [**]

[**]

[**]

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[**]

(f)                                         Lilly will store the Product in Lilly designated warehouses in good condition and with due care, and in compliance with all Applicable Laws for the Territory, including the applicable cGMP regulations for storage facilities.

(g)                                        Hutchison or as applicable the Third Party Manufacturer (hereinafter, jointly referred to as Hutchison in this Article 0) will ensure that Product at its warehouses made available to Lilly for pick-up will have a minimum of [**] of its approved shelf life remaining from the date Hutchison notifies Lilly that the Products are available for pick up in accordance with an accepted purchase order.

5.4                                                 Forecasts, Raw Materials and Allocation of Product.

(a)                                 After the Product obtains Regulatory Approval, Lilly will provide Hutchison with a quarterly non-binding rolling forecast of its anticipated requirements for that Product for the next twelve months.

(b)                                 At least [**] days prior to the expected launch of the Product, and thereafter commencing with the launch of the Product, Lilly will provide to Hutchison (i) [**] thereafter, Lilly’s good faith estimate of the total quantity of the Product expected to be ordered for the following [**] calendar months, broken down into calendar months (each month’s amount, the “Forecast”), and (ii) on or before the [**] for each year, Lilly’s good faith estimate of the total quantity of the Product expected to be ordered [**]. The Parties agree that such Forecasts and such estimates will be for general planning purposes only, and will not be binding on Hutchison or Lilly except for the [**] of these forecasts which will be binding for both Parties. This forecasting process may be modified from time to time by the mutual consent of the Parties. Hutchison agrees to make available Manufacturing facilities and equipment that is necessary in order to Manufacture the quantity of Products set forth in Lilly’s Forecast.

(c)                            Reasonable quantities of unique components or raw materials, used in the Manufacture of the Product, shall be purchased or Manufactured by Hutchison, at its own cost and expense, for use in supplying Lilly’s requirements for the Product under this Agreement based on Lilly’s Forecast.

(d)                           If the available supply of raw materials or other inputs to the Product, including production time, for purposes of Manufacturing the Product is in short supply such that Hutchison is unable to fulfill completely outstanding Product orders hereunder, Hutchison shall allocate such available supply of Product between Lilly’s Product and Product that Hutchison may be supplying to itself or other Third Parties (either via itself or a Third Party Manufacturer) based on the then current year’s sales forecast.  Hutchison undertakes that it or, as applicable, its Third Party Manufacturer, shall carry in “safety stock” inventory a minimum [**] supply of the raw materials and a [**] supply of the Product to accommodate Lilly’s orders of the Product for use consistent with the Forecast.

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5.5                                                 Shipments, Title and Returns.

(a)                           All Products will be shipped to Lilly Ex Works (Incoterms 2010) Hutchison’s shipping point.

(b)                           Hutchison, concurrently with each shipment of Product to a Lilly designated warehouse, shall provide to Lilly for the Product included in such shipment: (i) normal and customary documentation, including bill of lading; (ii) a certificate of compliance that such lot meets the Specifications of the Product; (iii) a certificate of analysis and any other documentation as outlined within the Quality Agreement; and (iv) any other documentation required by regulatory authorities to transport the Product.

(c)                            Lilly shall be responsible for all return processing by customers of the Product in the Territory in accordance with its own guidelines and in compliance with its own trade account policy, and shall notify Hutchison regularly about any returns.

5.6                                                 Non-Conformity Product.

(a)                           Upon receipt of a shipment of a Product, Lilly shall inspect such shipment for physical damage and compliance with the shipping documentation and carry out any reasonable inspection procedures that Lilly considers appropriate in line with industry standards.  Any patent defects, quantitative defects, damage or noncompliance (excluding Latent Defects) shall be reported to Hutchison within [**] Business Days. In addition, Lilly shall be entitled but not obligated, at its own cost and expense and using the test methods registered in the regulatory documents to test any and all Products, as applicable, delivered to it hereunder to determine whether such Product complies with the requirements of the Quality Agreement and the registered Specifications. If Lilly reasonably determines that such Product, as applicable, fails to conform to the Quality Agreement or registered Specifications or is otherwise inappropriate for use (a “Non-Conformity”), Lilly shall notify Hutchison in writing within [**] Business Days of the discovery of the claimed Non-Conformity such as and including Latent Defects and reason(s) that Lilly has reasonably determined that a Non-Conformity exists, and provide Hutchison as soon as practicable with material, data or information supporting the reason(s) along with a sample of the non-conforming Product.  Lilly, at Hutchison’s request, shall provide Hutchison with the opportunity to conduct its own tests on such Product as soon as reasonably practicable but not to exceed [**] days from receipt of notice from Lilly regarding such Non-Conformity.  If Hutchison concurs with the Non-Conformity, then Hutchison will replace all Products with the Non-Conformity, at their expense, as soon as practicable and shall reimburse Lilly for any expenses related to transporting the non-conforming Product back to Hutchison. If Hutchison has delivered a quantity of Product that is less than the quantity stated in any invoice or bill of lading, Hutchison shall, at its own cost and expense, supply Lilly with any missing quantities of Product as soon as reasonably practicable after receipt of such notice.

(b)                           Notwithstanding the foregoing, Lilly shall have the right to reject any batch of Product having Latent Defects prior to the expiry of such batch of Product. If Hutchison agrees that such Product contains a Non-Conformity, Hutchison shall, at its option, replace the non-conforming Product or repay the full amount of any payments, including shipping and recall

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

costs for such Product. If Hutchison does not agree with Lilly’s determination that such Product contains a Non-Conformity, then after reasonable efforts to resolve any disagreement between the Parties, either Party may submit a sample of such Product to a mutually agreed upon independent Third Party who is an expert or is familiar with the industry to determine whether the Product meets the Specifications. The independent party’s results shall be final and binding and if such results indicate that the Product contained a Non-Conformity, Hutchison shall, at its option, replace the non-conforming Product or repay the full amount of any payments for such Product. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the non-prevailing Party.

(c)                            If Lilly has not notified Hutchison within [**] Business Days of receipt of the Products that the Products received by Lilly contains a Non-Conformity, such Product shall be deemed accepted by Lilly, shall constitute a waiver of any claims Lilly may have against Hutchison with respect to payment for such shipment and shall constitute agreement by Lilly to pay Hutchison for such Product in accordance with the payment obligations under this Agreement.  Notwithstanding the foregoing, acceptance of Product by Lilly (whether expressly accepted or deemed accepted) will not constitute a waiver of any rights of Lilly with regard to such Product, including the right to revoke its acceptance of such Product and to withhold acceptance for any Latent Defects discovered by Lilly and reported to Hutchison within [**] Business Days of discovery of such Latent Defects.

5.7                                                 Hutchison’s Supply Covenants.

(a)                           Hutchison covenants to Lilly that Hutchison shall ensure that the Products on the date of their respective shipment to, or pick up by Lilly (as applicable) pursuant to this Agreement:

i.                       will conform to the applicable Product Specifications (as agreed between the Parties);

ii.                    would have been produced, stored and tested in accordance with cGMP requirements;

iii.                 will be adequately contained, packaged and labeled and materially conform to the affirmations of fact on the container of the Product; and

iv.                the Product shall have an approved shelf-life that will conform to Article 5.3(f) as of the date the Product is available for pick up in accordance with an accepted purchase order by Lilly.

(b)                           Hutchison covenants and undertakes to convey to Lilly good title in the Territory to the Products free of any security interest, other lien, or encumbrance.

(c)                            Hutchison further warrants that it will act with due care, diligence and skill in its dealings with the Product and will act with promptness, diligence and professionalism in its dealings with Lilly.

5.8                                                 Lilly’s Pick-Up Covenants.

Lilly covenants to Hutchison that Lilly shall ensure that the Products are duly and promptly picked up by Lilly pursuant to Article 5.2(a), and that Lilly will act with due care,

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

diligence and skill in its dealings with the Product and will act with promptness, diligence and professionalism in its dealings with Hutchison.

5.9                                                 Limited Warranty; Disclaimer and Scope of Liability.  Hutchison warrants to Lilly that Clinical Materials and Products delivered hereunder will (i) if Manufactured by Third Parties, the Third Parties shall be under an obligation to comply with cGMP and other Applicable Laws of the Territory, and be in accordance with the Specifications, (ii) if Manufactured by Hutchison, be Manufactured in accordance with cGMP and other Applicable Laws and other rules and regulations of the Territory and be in accordance with the Specifications, (iii) conform to the Specifications at the time of delivery, and (iv) not be adulterated or misbranded.  Except as expressly set forth in this Article 5.9, Hutchison does not make, and specifically disclaims, any express or implied representation or warranty as to the Manufacture or composition of the Products or the components thereof.

5.10                        Third Party Manufacturing Arrangements.  Notwithstanding anything to the contrary in this Agreement, to the extent Hutchison has any obligation under this Agreement to require a Third Party Manufacturer to abide by any terms of this Agreement, Hutchison shall solely be obligated to use, in good faith, Commercially Reasonable Efforts to include such terms in its agreement with such Third Party Manufacturer; provided, however that, to the extent that the terms of any such agreement with a Third Party Manufacturer differ from the terms of this Agreement, the applicable terms of this Agreement shall be modified to conform to the terms of such agreement with such Third Party Manufacturer.

6.                                      REGULATORY.

6.1                               Hutchison Responsibilities.

Hutchison will be responsible for all regulatory activities [**]

6.2                               Lilly Responsibilities.

Lilly will be responsible for all Commercialization activities for the Products [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

6.3                               Creation of Safety and Regulatory Agreement.

Representatives of each Party will meet when appropriate depending upon a Product’s likelihood of obtaining Regulatory Approval to work in good faith to create and develop a safety and regulatory agreement (the “Safety Agreement”) to be completed no later than one hundred and twenty days after the “proof of concept” milestone is paid for such Product under Article 7.2.. Such safety and regulatory agreement will include, but not be limited to, roles and responsibilities related to safety management of the Products for Product Development and Commercialization phases, safety data exchange between the Parties, safety surveillance and signal detection, risk management, the management and handling of Product complaints, timely reporting to Lilly of Adverse Events related to a Product and Adverse Event handling and reporting procedures to Regulatory Authorities.

6.4                               Safety Audit.

Upon reasonable notification each Party is entitled to conduct an audit of safety and regulatory procedures and practices of the other Party that require evaluation, including on-site evaluations to the extent permitting such evaluations is in control of the audited Party.

6.5                               Recalls.

After Lilly begins Commercialization of a Product, Lilly shall be responsible for any recall decision, which shall be made only after consultation with Hutchison. If Lilly, in its discretion, recalls, detains or retains the Product (voluntarily or by order of a Regulatory Authority, which shall be promptly notified to Lilly by the Manufacturing Authorization holder), Hutchison agrees to reasonably cooperate in such actions, at Lilly’s sole expense.  For the sake of clarity, under no circumstances may Lilly initiate a recall of a Product during Development in which Hutchison is the sponsor of the Product, without prior agreement of Hutchison. In the event of a recall after Lilly begins Commercialization of a Product and the recall is a consequence of a manufacturing issue then Hutchison shall be responsible for costs and damages related to the recall.

6.6                               Regulatory Obligations.

Except as otherwise provided in Article 2.2, above, and this Article 6, Hutchison shall be responsible for the regulatory strategy, including strategy for filings and label content, in consultation with Lilly, including commercial input.  Hutchison shall be solely responsible for all regulatory activities in connection with seeking Regulatory Approvals in the Territory, including communicating and preparing and filing all reports with the Regulatory Authorities.  [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

7.                                      PAYMENTS AND MILESTONES; GUARANTEE.

7.1                               Upfront Payment and Condition Subsequent.

(a)                           Within five (5) days after the Effective Date, Lilly shall pay to Hutchison an up-front payment of Two Million U.S. Dollars ($2,000,000), in consideration for the Development Costs incurred up to the Effective Date of this Agreement and license grant under this Agreement.

(b)                           In the event that Hutchison provides evidence in the twelve-month period following the Effective Date of this Agreement that establishes, in a manner acceptable to Lilly (such acceptance not to be unreasonably withheld or delayed), that Hutchison either (i) does not reasonably need to obtain a Third Party license (such as, but not limited to, a competent legal opinion that it is not necessary to obtain a Third Party license to give the Parties to the freedom to Develop, Manufacture and Commercialize the Product in the Field in the Territory pursuant to this Agreement, including the right to sublicense, without infringing a valid patent of such Third Party) or (ii) has obtained the necessary Third Party license, at Hutchison’s cost, in each case to give the Parties the freedom to Develop, Manufacture and Commercialize the Product in the Field in the Territory pursuant to this Agreement, including the right to sublicense, without infringing a valid patent of such Third Party (such submission of acceptable evidence, the “FTO Submission”), Lilly shall pay Hutchison Four Million and Five Hundred Thousand U.S. Dollars ($4,500,000) within thirty (30) days of the FTO Submission.

(c)                  If Hutchison has not provided the FTO Submission to Lilly pursuant to Article 7.1(b) within the twelve-month period following the Effective Date, Lilly will have the option to, within thirty (30) days following the end of such twelve-month period, to deliver written notice to Hutchison that it desires to terminate the Agreement immediately and at no further expense to Lilly. Upon the delivery of such termination notice, all licenses granted to Lilly hereunder shall expire.  If such termination by Lilly is solely due to Hutchison’s inability to obtain a required Third Party license, and if Lilly has not yet viewed the proof of concept study data for any of the Initial Indications, then within thirty (30) days of the effective date of termination, Hutchison will pay Lilly Two Million U.S. Dollars ($2,000,000) in consideration for Lilly’s collaborative efforts.  If Lilly elects not to terminate the Agreement, then the Agreement shall continue with Lilly paying all financial obligations as they accrue, except for the four and one half million U.S. dollar ($4,500,000) payment in Article 7.1(b) which shall only be payable by Lilly within thirty (30) days of the FTO Submission pursuant to Article 7.1(b).

7.2                               Development Milestone Payments.

Lilly shall pay to Hutchison the Development milestone payments listed below as follows: (i)

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

within thirty (30) days of the earlier of the date of FTO Submission and Lilly’s election not to terminate this Agreement pursuant to Article 7.1(c) if the relevant milestone event occurs before such earliest date; or (ii) within thirty (30) days of the milestone event if the relevant milestone event occurs after the date of FTO Submission or Lilly’s election not to terminate this Agreement pursuant to Article 7.1(c).  Each milestone shall be payable only once upon the first occurrence of the described event for any Product.

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

7.3                               Product Earned Royalties.

(a)                           Tiered Royalties.  Lilly shall pay to Hutchison royalties on the annual Net Sales of all Products in the Territory in the amounts set forth below (all amounts are in U.S. Dollars).

Annual Product Net Sales (for all Products in the aggregate in the Territory)	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The above tiered royalties are calculated such that the higher tiered royalties are only paid after the annual Net Sales exceed the top threshold of the previous tier. Attached as Exhibit F is an example of an annual Product royalty payment calculation.

(b)                 Royalty Term. The above earned royalty (the “Royalty Term”) shall be payable on a Product-by-Product and country-by-country basis for the longer of: [**]

7.4                               Hutchison’s Third Party Obligations and Agreement Payments.

Hutchison shall be responsible for and pay when due all payments, royalties or milestones owed by Hutchison under any agreements entered into by Hutchison and any Third Party relating to the Hutchison Patents or Product required for the Development, manufacturing, importation, or Commercialization of a Product in the Territory.  If Hutchison should fail to pay any such amount, Lilly may at its sole option decide to pay any such amount on Hutchison’s behalf and to deduct such amount from any milestones or royalties owed to Hutchison hereunder without restriction.

7.5                               Reports; Payment of Royalty

During the Term, following the First Commercial Sale of a Product, Lilly shall furnish to Hutchison a quarterly written report for the Calendar Quarter showing the number and description of Products sold, Net Sales of Products sold subject to royalty payments sold by Lilly and its Related Parties on a country-by-country basis, if applicable, during the reporting period and the royalties payable under this Agreement.  Reports shall be due on the [**] day following the close of each Calendar Quarter.  Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due.  Lilly shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

7.6                                                 Audits.

(a)                           Lilly will keep and maintain (and to the extent applicable, will cause its Affiliates, and their respective Sublicensees, distributors, assignees and transferees to keep and maintain) proper and complete records and books of account in such form and detail as is necessary for the determination of the amounts payable by Lilly (on behalf of itself and its Affiliates and their respective Sublicensees, distributors, assignees and transferees) to Hutchison under this Agreement and for the purposes of this Agreement.

(b)                           Upon the written request of Hutchison and not more than once in each Calendar Year, Lilly shall permit an independent certified public accounting firm of nationally

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

recognized standing selected by Hutchison and reasonably acceptable to Lilly, at Hutchison’s expense, to have access during normal business hours to such of the records of Lilly as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request.  Any given period may not be audited more than once.  Hutchison may consider in good faith, at its sole discretion and choice, the use of Lilly’s then current external auditor to perform such audit.  The accounting firm shall disclose to Hutchison and Lilly only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Hutchison. This right to audit shall remain in effect throughout the life of this Agreement and for a period of three (3) years after the termination of this Agreement.

(c)                            If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Hutchison delivers to Lilly such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties.  The fees charged by such accounting firm shall be paid by Hutchison unless the underpayment exceeded the greater of [**] of the amount owed by Lilly to Hutchison for such Calendar Year or ii) [**], in which case, the expense of the audit shall be borne by Lilly. Lilly shall pay interest on the amounts owed to Hutchison, said interest shall be calculated as being [**] greater than the U.S. commercial prime rate as published by the Wall Street Journal on the date of the first discrepancy identified in the audit, and shall accrue from the date payments should have been made.  In addition, Lilly shall pay to Hutchison any monetary penalties and/or interest incurred by Hutchison pursuant to Third Party Agreements, wherein said monetary penalties and/or interest are incurred due to underpayments by Lilly.

(d)                           Lilly shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Lilly, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Hutchison’ independent accountant to the same extent required of Lilly under this Agreement.

(e)                            Hutchison shall treat all financial information subject to review in accordance with the Article 10 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Lilly or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

7.7                                                                               Currency.

All payments to be made by one Party to the other under this Agreement shall be made in Renminbi (RMB”, ¥)) using the Conversion Rate from US$ to RMB by bank wire transfer from such Party’s bank account in immediately available funds to the receiving Party’s bank account designated in wiring by the Party receiving payment.

(i) to the extent costs, including Development Costs, are incurred in a currency other than RMB or a Product is sold in a currency other than RMB, the applicable expense or amount received shall be converted into RMB on a monthly basis using the Conversion Rate; and (ii) to the extent payments or Royalty Tiers are set forth in this Agreement in a currency

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

other than RMB, the applicable payment/Royalty Tier shall be converted into RMB using the Conversion Rate

7.8                                                 Tax Withholding.

[**]

7.9                                                 VAT.

It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added tax or similar sales tax (“VAT”), which shall be added thereon as applicable.  Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT is chargeable.

7.10                                          Records.

Each Party shall maintain appropriate records in either tangible or electronic form of (a) all significant Development, Manufacturing and Commercialization (each as applicable) events and activities conducted by it or on its behalf related to a Product; and (b) all significant Information generated by it or on its behalf in connection with Development of Products under this Agreement, in each case in accordance with such Party’s usual documentation and cGMP record retention practices.  Such records shall be in sufficient detail to properly reflect, in good scientific manner, all significant work done and results of studies and trials undertaken and further shall be at a level of detail appropriate for patent and regulatory purposes.  If reasonably necessary for a Party to perform its work under this Agreement or to exercise its rights under this Agreement, such Party may request that, and the other Party shall provide within a reasonable timeframe, such information and data regarding its activities hereunder as is reasonably available and reasonably related its activities under this Agreement; provided that neither Party shall be required to generate additional data or prepare additional reports to comply with the foregoing obligation.  All such reports, Information and data provided shall be subject to the provisions of Article 10.

7.11                        Guarantees

(a)                           In consideration for Lilly entering into this Agreement, the Hutchison Guarantor irrevocably and unconditionally guarantees to Lilly the punctual performance of all obligations of Hutchison related to the payment of monies under this Agreement and undertakes to Lilly that whenever Hutchison does not pay any amount when due under or in connection with this Agreement, the Hutchison Guarantor shall immediately on demand pay that amount as if it was the principal obligor, so that the same benefits are conferred on Lilly as they would have received if such obligation had been performed and satisfied by Hutchison.

(b)                           The Hutchison Guarantor, as principal obligor and as a separate and

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

independent obligation and liability from its obligations and liabilities in Article 7.11(a) undertakes to indemnify and hold Lilly harmless from and against any loss or costs suffered or incurred by it as a result of the non-performance by Hutchison of any of its obligations under this Agreement. This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by Hutchison under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

(c)                            The obligations of a Guarantor will not be affected by any act, omission, matter or thing which, but for this Article 7.11, would reduce, release or prejudice any of its obligations under this Agreement including (i) any time, waiver or consent granted to a Party or any other person, (ii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against a Party under this Agreement, (iii) the insolvency (or similar proceedings) of a Party, any incapacity or lack of power, authority or legal personality of a Party or change in control, ownership or status of a Party, (iv) any amendment to this Agreement (subject to such amendment not increasing the extent of the Guarantor’s liability under this Article 7.11 without the Guarantor’s consent), (v) any illegality, invalidity or unenforceability of any obligation of any person under this Agreement, or (vi) any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor or any of the rights, powers and remedies conferred on a Party under this Agreement. Each Guarantor waives any right which it may have to first require the a Party to proceed against the other Party before claiming from such Guarantor under this Article 7.11.

8.                                      LICENSES; EXCLUSIVITY.

8.1                                                 License to Lilly.

(a)                           Exclusive License and Right to Sublicense.

During the Term, Hutchison hereby grants Lilly an exclusive license (except as provided under Article 8.1(b)), royalty-bearing license, including the right to grant sublicenses, under Hutchison’s Patents, Hutchison Know-How and Regulatory Approvals to Develop, use, import and Commercialize (but, for clarity, not to make or have made) Product(s) in the Field in the Territory.

(b)                           Hutchison Retained Rights.

Notwithstanding the rights granted to Lilly in Article 9.1(a), Hutchison retains the following the right to conduct Development activities assigned to Hutchison under the Development Plan.

8.2                               No Implied Licenses.

Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

9.                                      CONFIDENTIALITY; PUBLICATION.

9.1                               Nondisclosure Obligation.

(a)                           For the Term of this Agreement and three years thereafter, the Party receiving the Confidential Information of the other Party (such receiving Party, the “Receiving Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Third Party, without the express prior written consent of the Party that disclosed such Confidential Information (the “Disclosing Party”); provided however, the Receiving Party may disclose the Confidential Information to those of its Affiliates, officers, directors, employees, agents, consultants and/or independent contractors (including subcontractors and Third Party Manufacturers) of such Receiving Party who need to know the Confidential Information in connection with this Agreement and are bound by confidentiality obligations with respect to such Confidential Information.  The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with the purposes of this Agreement.

(b)                           It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Law or the rules of any internationally recognized stock exchange; provided that:  (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.

9.2                               Publications.

The JSC shall establish procedures for determining when publications, scientific presentations and the like relating to the Development of Products are appropriate and providing for review by the Parties of any publications to protect Confidential Information.  The appropriateness of all publications relating to the Development or Commercialization of Products shall be determined by the JSC as a Mutual JSC Matter.

9.3                             Publicity; Use of Names.

The Parties agree that the public announcements by the Parties of the execution of this Agreement shall be substantially in the form of the press release or releases attached as Exhibit D and shall the Parties cooperate in the issuance thereof as soon as practicable after the Effective Date unless otherwise agreed by the Parties.  In addition, the Parties recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding this Agreement or activities conducted hereunder and that such press releases, statements or disclosures may be issued upon prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.  The disclosing Party shall provide the other Party a copy of any such proposed disclosures at least

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

ten (10) Business Days prior to the proposed release and consider in good faith any comments the other Party may make, where practicable, and in light of any reporting obligations of such disclosing Party under Applicable Law or the rules of any internationally recognized stock exchange.  Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party; provided however, that nothing herein shall prohibit the use of the trademark or trade name of a Product.

10.                               REPRESENTATIONS AND WARRANTIES.

10.1                        Representations and Warranties of Hutchison.

Hutchison represents and warrants to Lilly that as of the Effective Date:

(a)                                           it has the full right, power and authority to enter into this Agreement, to perform the Development, and to grant the licenses granted under Article 8, and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which Hutchison is bound;

(b)                                           to the actual knowledge of Hutchison, there are no legal claims, judgments or settlements against or owed by Hutchison or pending legal claims or litigation, in each case relating to the Product;

(c)                                            to the actual knowledge of Hutchison, there are no legal claims, judgments or settlements against or owed by Hutchison or pending legal claims or litigation, in each case relating to the Hutchison Patents;

(d)                                           all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Hutchison as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(e)                                            it Controls the right, title and interest in and to the Hutchison Patents and Hutchison Know-How, and has the right to grant to Lilly the licenses that it purports to grant hereunder and has not granted any Third Party rights that would interfere or be inconsistent with Lilly’s rights hereunder;

(f)                                             to the best knowledge of Hutchison, the Hutchison Patents and Hutchison Know-How are not subject to any existing royalty or other payment obligations to any Third Party;

(g)                                            it is not aware of any other Patents, Know How, or other intellectual property right Controlled by Hutchison or its Affiliates, other than that which is licensed hereunder to Lilly, which the Development, Manufacture, use and/or Commercialization of Products as contemplated hereunder would infringe;

(h)                                 as of the Effective Date, to the actual knowledge of Hutchison, any issued Hutchison Patents are valid and enforceable and it is not aware of any action, suit, inquiry,

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

investigation or other proceeding threatened, pending, or ongoing brought by any Third Party that challenges or threatens the validity or enforceability of any of the Hutchison Patents; or except as already disclosed to Lilly, any Third Party that alleges the use of the Hutchison Patents or Hutchison Know-How or the Development, Manufacture Commercialization and use of the Products would infringe or misappropriate the intellectual property or intellectual property rights of any Third Party (and it has not received any notice alleging such an infringement or misappropriation).  In the event that Hutchison becomes aware of any such action or proceeding, it shall immediately notify Lilly in writing;

(i)                                    it has disclosed to Lilly a complete and accurate record of all material information and data relating to the results of all pre-clinical and clinical studies on Product conducted by or on behalf of Hutchison including the status and interim results of all ongoing clinical and preclinical studies, and the clinical development and Regulatory Approval activities undertaken to date, and all such information and data is complete and accurate in all material respects.

10.2                        Representations and Warranties of Lilly.

Lilly represents and warrants to Hutchison that as of the Effective Date:

(a)                           it has the full right, power and authority to enter into this Agreement, to perform the Commercialization of the Product and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which Lilly is bound;

(b)                                           all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Lilly as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

(c)                                            Lilly does not have any current knowledge that would cause any of its representations or warranties to Hutchison to be incorrect or untrue.

10.3                        No Other Representations or Warranties.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11.                               INDEMNIFICATION.

11.1                        By Lilly.

Lilly agrees to indemnify and hold harmless Hutchison, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Hutchison Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) first arising after the Effective Date to the extent arising from (a) the promotion, sale or other entry into the stream of commerce of defective Product due to the activities of Lilly, any of its Related Parties or Subcontractors, (b) the use by Lilly or any of its Related Parties or Subcontractors of Patents or Know-How Controlled by Lilly, (c) the negligence, illegal conduct or willful misconduct of Lilly, (d) Lilly’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (e) Development activities if under Lilly’s sole control pursuant to this Agreement, in each case of clauses (a) through (e) except to the extent such Losses arise out of a Hutchison Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

11.2                        By Hutchison.

Hutchison agrees to indemnify and hold harmless Lilly, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Lilly Indemnitee(s)”) from and against all Losses to the extent arising from (a) the Manufacture or supply of defective Product due to the activities of Hutchison, any of its Related Parties or Subcontractors, (b) the use by Hutchison or any of its Related Parties or Subcontractors of the Hutchison Patents or Hutchison Know-How, (c) the negligence, illegal conduct or willful misconduct of Hutchison, (d) Hutchison’s breach of this Agreement, or (e) Development activities if under Hutchison’s sole control pursuant to this Agreement, in each case of clauses (a)- (e), except to the extent such Losses arise out of any of a Lilly Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

11.3                        Defined Indemnification Terms.

Either of the Lilly Indemnitee or the Hutchison Indemnitee shall be an “Indemnitee” for the purpose of this Article 11, and the Party that is obligated to indemnify the Indemnitee under Article 11.1 or Article 11.2 shall be the “Indemnifying Party.”

11.4                        Defense.

If any such claims or actions are made, the Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by Indemnifying Party and reasonably acceptable to the Indemnitee, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing.  The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this Article 11.

11.5                        Settlement.

The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee

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is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

11.6                        Notice.

The Indemnitee shall notify the Indemnifying Party promptly of any claim, demand, action or other proceeding under Article 11.1 or Article 11.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

11.7                        Permission by Indemnifying Party.

The Indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

11.8                        Limitation of Liability.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 11.8 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 11, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

12.                               INVENTIONS; PATENT PROVISIONS.

12.1                          Ownership of Intellectual Property.

(a)                                                           Hutchison shall remain the sole and exclusive owner of all Hutchison Patents and Hutchison Know-How. Lilly shall remain the sole and exclusive owner of any Lilly Know-How that Lilly Controlled as of the Effective Date or Controls during the Term (with the exception of Know-How owned jointly by Hutchison and Lilly as described in Article 12.1(b)).

(b)                                                           Hutchison shall own all data, results and inventions, whether patentable or not, conceived or reduced to practice in the course of conducting the Development of the Product or otherwise under this Agreement solely by Hutchison or its consultant or subcontractors, together with all intellectual property rights therein.  Lilly shall own all data, results and inventions, whether patentable or not, conceived or reduced to practice in the course of conducting the Development of the Product or otherwise under this Agreement solely by Lilly or its consultant or subcontractor, together with all intellectual property rights therein.  Hutchison and Lilly shall jointly own all data, results and inventions, whether patentable or not, conceived or reduced to practice by Hutchison and Lilly jointly, together with all intellectual property rights therein, with each Party owning an undivided half interest and the right to exploit without the consent of the other Party.

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12.2                        Patent Filing, Prosecution and Maintenance. Hutchison shall have sole decision-making authority for all actions relating to Hutchison Patents and Patents invented pursuant to activities conducted under this Agreement; provided that Lilly shall have sole decision-making authority for all actions relating to Patents invented pursuant to activities conducted under this Agreement invented solely by Lilly inventors or agents of Lilly (such Patents, the “Lilly Patents”). The intellectual property subcommittee of the JSC shall have sole decision-making authority for all actions relating to Patents jointly owned by Hutchison and Lilly pursuant to activities conducted under this Agreement (such Patents, the “Jointly Owned Patents”). Such actions include Patent Prosecution, defense, listing in regulatory publications (as applicable), patent term extension, abandonment, maintenance and enforcement, all of which will be conducted at Hutchison’s sole expense.  Hutchison shall establish an overall strategy for the filing, prosecution and maintenance of Hutchison Patents. Lilly shall establish an overall strategy for the filing, prosecution and maintenance of Lilly Patents. The intellectual property subcommittee shall establish an overall strategy for the filing, prosecution and maintenance of Jointly Owned Patents.  The primary objective of such strategy shall be to provide patent exclusivity for the Products and uses thereof in the Territory.  Hutchison shall keep the JSC and Lilly informed of the status of all actions taken in the Territory with respect to Hutchison Patents.  Lilly shall keep the JSC and Hutchison informed of the status of all actions taken in the Territory with respect to Lilly Patents. The intellectual property subcommittee of the JSC shall keep Hutchison and Lilly informed of the status of all actions taken in the Territory with respect to Jointly Owned Patents. In particular, the informing entity shall (a) regularly and promptly provide the informed entities with copies of all prospective patent applications and patent applications filed hereunder and other material submissions and correspondence with government agencies concerning Hutchison Patents, Lilly Patents and any Jointly Owned Patents as applicable, in sufficient time to allow for review and comment by the informed entities; and (b) provide the informed entities and their patent counsels with an opportunity to consult with the informing entity and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the informed entity and its patent counsel shall be taken into consideration in good faith by the informing entity and its patent counsel.

12.3                        Patent Oppositions.

The intellectual property subcommittee, in consultation with the Parties’ patent departments, will decide whether and how to participate in Patent oppositions and undertake activities intended to invalidate Third Party Patents when necessary; provided that in the event the intellectual property subcommittee is unable to make such decision due to a deadlock, each Party shall have final decision-making authority for decisions exclusively related to its solely owned Patents. The intellectual property subcommittee will keep the Parties informed and apprised of any such decisions and activities.

12.4                        Costs of Patent Prosecution.

All costs for Patent Prosecution of Hutchison Patents shall be borne by Hutchison.  All costs for Patent Prosecution of Lilly Patents shall be borne by Lilly.  All costs of Patent Prosecution for Jointly Owned Patents shall be equally shared by the Parties.  However, each of Hutchison and Lilly may in its sole discretion following consultation with the intellectual

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property subcommittee elect to discontinue Patent Prosecution (and therefore, no longer pay the costs of such Patent Prosecution) in any country on a Patent-by-Patent basis as provided for under Article 12.2 above.  Each Party shall give prompt notice to the other Party if it declines to pay costs for the filing, prosecution or maintenance of a Hutchison Patent, Jointly Owned Patent or Lilly Patent, as applicable, in any country of the Territory, and in such case, the other Party after consultation with notifying Party and with notifying Party’s approval (which approval shall not be unreasonably withheld), shall have the right to file, prosecute or maintain such Patent at its own expense. If the Parties agree to allow the notified Party to file, prosecute or maintain a Patent pursuant to this Article 12.4, the notifying Party shall promptly deliver to the notified Party copies of all necessary files related to the Patent with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for the notified Party to assume such responsibility and to assign any Patents to the notified Party as necessary.  As of the date of the notifying Party’s assignment to the notified Party, such Patent shall not be included in the notifying Party’s Patents, as applicable, under this Agreement.

12.5                        Patent and Trademark Prosecution Cooperation.

With respect to all Patent Prosecution or Trademark prosecution each Party shall:

(a)                           execute any instruments to document their respective ownership consistent with this Agreement as reasonably requested by the other Party;

(b)                           make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Patent Prosecution responsibilities;

(c)                            cooperate, if necessary, with the other Party in gaining Patent term extensions; and

(d)                           act in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s Patents to Products or Trademarks.

12.6                        Enforcement.

(a)                           Notice.

Each Party shall promptly provide, but in no event later than thirty (30) days, to the other with written notice reasonably detailing any known or alleged infringement of any Patent owned or Controlled by either Party and subject to a license under this Agreement.

(b)                           Enforcement of Intellectual Property Rights.

The sole owner or Party Controlling a Patent, Know-How or Confidential Information shall have the right to institute and direct legal proceedings against any Third Party believed to be infringing such Patent or misappropriating or otherwise violating such Know-How or Confidential Information in the Territory; provided, however, that with respect to any such

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infringement or violation of any Patent included in the Hutchison Patents or Jointly Owned Patents, Hutchison shall have the obligation, at its cost, to enforce such Patent and direct such legal proceedings.  If Hutchison does not abate such violation of intellectual property rights of Hutchison Patents or Jointly Owned Patents, including by commencement of a lawsuit against the accused person if necessary, then Lilly shall be entitled (but shall not be obligated) to take all actions reasonably necessary to abate such violation, including commencement of a lawsuit against the accused person if necessary; provided, however, that Lilly shall consult in advance with Hutchison regarding such action and may not undertake any enforcement action without the prior approval of the JSC, such approval not to be unreasonably withheld. The primary objective of any patent enforcement action shall be to preserve exclusivity for the Product and uses thereof in the Territory.  All amounts recovered from enforcement of any such rights by either Party relating to the intellectual property licensed under this Agreement shall be first used to reimburse each Party’s costs and expenses incurred in connection with such action, and any remainder of such recovery shall be split in a manner consistent with the economic interests and lost profits of the Parties under the Agreement as agreed to by the Parties.

(c)                            Cooperation in Enforcement Proceedings.

For any action by a Party pursuant to subarticle (b) above, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for such Party to initiate, prosecute and maintain such action. If either Lilly or Hutchison initiates an enforcement action pursuant to Article 12.6(b), then the other Party shall cooperate to the extent reasonably necessary and at the first Parties’ sole expense (except for the expenses of the non-controlling Party’s counsel, if any). Upon the reasonable request of the Party instituting any such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice.  Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.

12.7                        Defense.

(a)                           Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Manufacture, production, use, Development, Commercialization or distribution of any Product or any technology or intellectual property licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party.  Such notice shall be provided promptly, but in no event after more than ten (10) Business Days, following receipt of such allegations.

(b)                           In the event that a Party receives notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party’s Patents or other intellectual property right as a result of the Manufacture, production, use, Development, Commercialization or distribution of Products or any technology or intellectual property licensed by a Party under this Agreement, such Party shall immediately notify the other Party in writing and in no event notify such other Party later than ten (10) Business Days after the receipt of such notice.  Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing.  Each Party shall assert and not waive the joint defense privilege with respect to all

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communications between the Parties. In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding; and determine which Party it best suited to assume the primary responsibility for the conduct of the defense of any such claim at their expense.  The other Party shall have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense.  Each Party shall reasonably cooperate with the Party conducting the defense of the claim. If a Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s Patents or other intellectual property right as a result of the Manufacture, production, use, Development, Commercialization or distribution of Products, then that Party shall conduct the defense and the other Party shall be allowed to join in such action, at its own expense.

(c)                                                            Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning a Party’s Manufacture, production, use, Development, Commercialization or distribution of Products or settlement thereof; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Article 12.7(c) may be undertaken by a Party without the consent of the other Party which consent shall not be unreasonably withheld or delayed.

(d)                                                           Notwithstanding anything to the contrary in this Article 12.7, if a Party is an Indemnifying Party with respect to any Losses stemming from a claim or action by a Third Party alleging infringement of a Third Party’s Patents or other intellectual property right as a result of the Manufacture, production, use, Development, Commercialization or distribution of Products or any technology or intellectual property licensed by a Party under this 3, Article 11 shall supersede this Article 12.7 with respect to the defense and settlement of such action or claim to the extent there are conflicts.

13.                               TERMS AND TERMINATION.

13.1                        Term and Expiration.

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Articles 3.4(b), 7.1(c), 13.2 or 13.3, shall continue in effect until the earlier of (i) the expiration of all earned royalty payment obligations as defined under Article 7.3(b) or (ii) when Generic Competition for all Products grows to the point where the total market sales of Generic Product exceeds [**] in the Territory (the “Term”). Upon the natural expiration of this Agreement as contemplated in this Article 13.1, Lilly’s licenses granted under this Agreement shall become fully paid-up, non-exclusive perpetual licenses.

13.2                        Unilateral Termination by Lilly.

Lilly shall have the right to terminate this Agreement in its entirety on a worldwide basis or, if applicable, on a country-by-country basis, in its sole discretion by giving one hundred and twenty (120) days advance written notice to Hutchison.

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13.3                        Termination for Cause.

This Agreement may be terminated at any time during the Term upon written notice by (i) either Party if the other Party is in breach of its payment obligations under this Agreement that has not been cured within fifteen (15) Business Days after notice requesting cure of such breach, (ii) either Party if the other Party is in material breach of any of its non-payment obligations under this Agreement that has not been cured within ninety (90) days after notice requesting cure of such breach; provided, however, that if such breach is not reasonably subject to cure within ninety (90) days, subject to Commercially Reasonable Efforts (which in no event shall be less than reasonably diligent efforts) being undertaken by the breaching Party throughout such 90-day period and thereafter to cure such breach as promptly as possible, the Agreement may not be terminated pursuant to this Article 13.3 unless such breach is not cured within nine (9) months following notice requesting cure of such breach.

13.4                        Termination for Major Unexpected Safety Issue.

This Agreement may be terminated in its entirety upon one hundred and twenty (120) days’ written notice by Lilly to Hutchison if Lilly determines reasonably and in good faith that there is a Major Unexpected Safety Issue with respect to a Product in an Initial Indication; provided that such notice must be delivered by Lilly to Hutchison within the thirty (30) day JSC review period referenced in Article 3.4(a) in order for such notice to be effective. Following the issue of such notice of termination in accordance with this Article 13.4, no further milestone payments shall be due and payable by Lilly and Lilly shall not be obligated to fund or pay any Subsequent Development Costs.

13.5                        Effect of Termination.

(a)                           If Lilly terminates this Agreement pursuant to Article 13.2 or Article 13.4 or if Hutchison terminates the Agreement pursuant to Article 13.3 or Article 15.2(a), then:

(i)                               Lilly shall transfer to Hutchison as soon as practicable, and in accordance with Subparagraph (iv) below, all regulatory materials and other information necessary to the Product as promptly as practicable so as to permit Hutchison to continue Development efforts with respect to Product should Hutchison elect to do so. In addition, for a period of ninety (90) days from the effective date of termination, Lilly will without charge provide such consultation or other assistance, not to exceed sixty (60) hours annually, as Hutchison may reasonably request to assist Hutchison in becoming familiar with such regulatory materials and the like in order that Hutchison may prepare to undertake further Development and Commercialization of the Product.

(ii)                            The right to Develop and Commercialize Products shall be reverted to Hutchison and the license granted to Lilly under Article 9.1 shall terminate.  Lilly shall grant and hereby grants Hutchison, effective as of the date of termination, a perpetual, worldwide, fully paid,

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royalty-free, sublicenseable, non-exclusive license under any Patents or Know-How Controlled by Lilly (including the Lilly Patents) and Jointly Owned Patents as they same exist as of the effective date of termination, that are necessary to make, have made, use, sell, offer for sale and import Products.

(iii)                         Unless Lilly and Hutchison agree otherwise, all activities underway at the time of termination shall be transferred to Hutchison or terminated as soon as possible except that Lilly will continue to be responsible for any pre-clinical or clinical studies to the extent that Lilly’s then current ethical guidelines would require Lilly to complete such studies. All costs of continuing trials for ethical reasons or winding down activities shall continue to be borne by the Parties as provided in this Agreement until completion of such activities. For the sake of clarity, the costs of winding down activities shall include any incurred costs or otherwise unavoidable wind down costs that would otherwise have been payable by Lilly and the costs of continuing trials for ethical reasons shall be the costs, if any, to continue treatment of current patients under treatment in the trial in accordance with Lilly’s ethical guidelines.

(iv)                        In the event of termination of this Agreement, the intent and primary goal of the Parties shall be the efficient and effective transfer of all necessary information, legal rights, knowledge, and materials so as to minimize delay in execution of the Development Plan and Commercialization efforts as it existed prior to notice of termination.

(b)                           If either Party has the right to terminate this Agreement under Article 13.3, it may at its sole option, elect either to (i) terminate this Agreement and pursue any legal or equitable remedy available to it or (ii) maintain the Agreement in effect and pursue any legal or equitable remedy available to it.

13.6                        Survival.

The following provisions shall survive the termination or expiration of this Agreement for any reason: Articles 1, 3.5 (with respect to Development Costs incurred prior to the effective date of termination), 7 (to the extent payments have accrued, and with respect to payments that have accrued, prior to the effective date of termination), 9 (except that all activities or decisions for which the JSC is responsible pursuant to Article 9.2 shall be conducted or made by the mutual agreement of the Parties), 10, 11, 13.1, 13.5, 13.6, 14 and 15.

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14.                               DISPUTE RESOLUTION

14.1                        Disputes.

The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation; however, should a dispute arise, except for a dispute regarding the payment or non-payment of a payment, milestone or royalty under Articles 7 or 14, the Parties agree to follow the arbitration procedures set forth in Article 14.2. For disputes relating to the payment or non-payment of a payment, milestone or royalty under Articles 7 or 14, after the Parties fail to resolve the dispute through good faith negotiations then each Party shall be free to choose an alternative course of resolution including litigation.

14.2                                          Arbitration Procedures.

In the event of a dispute, that cannot be resolved through good faith negotiations as set forth above, the dispute shall be referred to and finally resolved by arbitration in the following manner:

(i)                                     The dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be three (3) arbitrators.

(ii)                                  The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Article 15.2, including the provisions concerning the appointment of the arbitrator, the provisions of this Article 15.2 shall prevail.

(iii)                               Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(iv)                              The award of the arbitral tribunal shall be final and binding upon the Parties a party thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(v)                                 Any Party that is a party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

14.3                        Consent to Jurisdiction.  Subject to Articles 14.1 and 14.2, each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York (collectively, the “Courts”) for the purpose of any and all actions, suits or proceedings arising in whole or in part out of,

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related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the Courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Courts, or that this Agreement or the subject matter hereof may not be enforced in or by such Court, and (c) hereby agrees not to commence any such action other than before one of the Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the Courts whether on the grounds of inconvenient forum or otherwise. Each Party further agrees that service or any process, summons, notice or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Article 14.3.

15.                               MISCELLANEOUS.

15.1                        Force Majeure.

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all Commercially Reasonable Efforts necessary to cure such force majeure circumstances.

15.2                        Assignment or Change of Control.

(a)                           Except as otherwise set forth in this Agreement, this Agreement and its rights, privileges, and obligations may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided that either Party may assign, without consent but with prior written notice, such Party’s rights and obligations under this Agreement (i) in connection with a merger, consolidation, or sale of substantially all of the assigning Party’s assets to an unrelated Third Party, (ii) in connection with a Change of Control, or (iii) to an Affiliate of such Party provided that in the case of an assignment by Lilly to a Lilly Affiliate, if such Lilly Affiliate fails to perform its responsibilities under the Agreement, then Lilly shall remain liable in all respects under this Agreement notwithstanding any assignment of the Agreement to such Affiliate; provided that, in the event of an assignment described in clause (i) or (ii), the non-assigning Party may at its sole discretion terminate this Agreement if such Change of Control reasonably presents a conflict of interest to continue with the successor entity.  For the purposes of this Agreement, a “Change of Control” of a Party occurs upon (i) the

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closing of a sale of all or substantially all of the assets of such Party to a Third Party in one transaction or series of transactions,  (ii) the closing of a merger or other business combination or transaction that results in a Third Party owning, directly or indirectly, of more than 50% of the voting securities of such Party, or (iii) the closing of a transaction, following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of such Party or otherwise direct the affairs of such Party, whether through ownership of equity, voting securities, beneficial interest, by contract, or otherwise, provided that for the purposes of this Agreement, a Change in Control shall not be deemed to have taken place if such Change of Control transaction involves a reorganization or similar transaction amongst the direct or indirect shareholders or Affiliates of such Party, following which a shareholder or Affiliate of such Party emerges as the direct or indirect owner of more than 50% of the voting securities, or owning all or substantially all the assets of the Party, or acquiring the direct or indirect ability or power to direct or cause the direction of the management and policies of such Party. Any assignee must assume in writing the obligations of the assigning Party to which it is the assignee or successor.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

(b)                 A Party terminating pursuant to Article 15.2(a) must deliver three (3) months’ prior written notice within nine (9) months of the delivery of notice by the assigning Party of the effectiveness of such assignment.

15.3                        Severability.

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4                        Notices.

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Hutchison, to:
Hutchison MediPharma Limited Building 4, 720 Cailun Road Zhangjiang High Tech Park Shanghai, China 201203 Attn: Chief Executive Officer, Hutchison MediPharma Limited Fax: +86-21-50793900

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With a copy to:
Hutchison Whampoa Limited 22/F Hutchison House 10 Harcourt Road Central Hong Kong Attn: Head Group General Counsel & Company Secretary Fax: +852 2128 1778

if to Hutchison Guarantor:
Hutchison China MediTech Limited PO Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands Attn: Chief Executive Officer Fax: +852 2128 1778

With a copy to:	Hutchison Whampoa Limited 22/F Hutchison House 10 Harcourt Road Central Hong Kong Attn: Head Group General Counsel & Company Secretary Fax: +852 2128 1778

if to Lilly, to:	Eli Lilly Trading (Shanghai) Company Limited

Lilly Trading Company Limited 307, 1 Century Financial Tower 1 Su Hua Road Suzhou Industrial Park 215021, PRC Attn: President

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.

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15.5                        Applicable Law and Litigation.

All questions of inventorship will be determined in accordance with U.S. patent laws.  In respect to all other Patent issues, the rights of the Parties will be governed by the laws of the jurisdiction in which the applicable Patent is filed or granted.  In all other respects, this Agreement shall be governed by and construed in accordance with the laws of New York without reference to any rules of conflict of laws.

15.6                        Entire Agreement; Amendments.

The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement.  The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

15.7                        Headings.

The captions to the several Articles hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the Articles and Articles of this Agreement.

15.8                        Independent Contractors.

It is expressly agreed that Hutchison and Lilly shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Hutchison nor Lilly shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.9                        Waiver.

The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

15.10                 Waiver of Rule of Construction.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.11                 Construction.

Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles or Exhibits shall be construed to refer to Articles or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.12                 Counterparts.

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the parties.

[signature pages follow]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

HUTCHISON MEDIPHARMA LIMITED

By:	/s/ Christian Hogg

Name:	Christian Hogg

Title:	Director

Date:	13 December 2013

ELI LILLY and COMPANY

By:	/s/ Richard Parsons	16/12/13	/s/ Kerry L. Blanchard

Name:	Richard Parsons	Kerry L. Blanchard

Title:	Finance Director	Senior V.P. China Drug Development

Solely for the purposes of Articles 7.11(a), 7.11(b) and 7.11(c):

HUTCHISON CHINA MEDITECH LIMITED

By	/s/ Christian Hogg

Name:	Christian Hogg

Title:	Director

Date:	13 December 2013

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit A, Hutchison Patents

HMPL-013 Fruquintinib Intellectual Property Summary

Intellectual properties regarding Hutchison’s Fruquintinib product include patents/applications and secret know-how. Below is a brief summary of Hutchison’s position in one area.

Granted or Pending Patent Applications

Patent and patent applications in the Territory relating to the Fruquintinib product are summarized in the following Table:

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[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

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Secret know-how

Trade secrets exist and continue to be developed regarding Fruquintinib.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 1 of 8)

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 2 of 8)

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 3 of 8)

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 4 of 8)

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 5 of 8)

Lilly Full Time Equivalent (FTE) Costs: (FTE) Costs:(Global FTE rate — [**]/yr, China FTE rate — [**]/yr, CRP FTE rate — [**]/yr)

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 6 of 8)

Hutchison Full Time Equivalent (FTE) Costs: (FTE) Costs:(Global FTE rate — [**]/yr, China FTE rate — [**]/yr, CRP FTE rate — [**]/yr)

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 7 of 8)

Grand Total Initial Development Plan Costs: (FTE) Costs:(Global FTE rate — [**]/yr, China FTE rate — [**]/yr, CRP FTE rate — [**]/yr)

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B, Initial Development Plan and Costs (Page 8 of 8)

Development Costs for 3rd Line NSCLC Initial Indication as referenced in Article 3.4(c)(aa): (FTE) Costs:(Global FTE rate — [**]/yr, China FTE rate — [**]/yr, CRP FTE rate — [**]/yr)

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit C, Positive POC Thresholds for Initial Indications

3rd Line Colorectal Cancer:

a)             Study Design

i.                  [**].

ii.               [**].

b)             Positive POC Thresholds:

i.                  [**]; or

ii.               [**]; and

iii.            [**].

2rd Line Advanced Gastric Cancer:

a)             Study Design

i.                  [**].

ii.               [**].

b)             Positive POC Thresholds:

i.                  [**]; or

ii.               [**]; and

iii.            [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit C, Positive POC Thresholds for Initial Indications (Page 2 of 2)

3rd Line Non Small Cell Lung Cancer:

a)             Study Design

[**]

ii.               [**]

b)             Positive POC Thresholds:

i.                  [**]; or

ii.               [**]; and

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Hutchison China MediTech Limited

(“Chi-Med”) (AIM: HCM)

Exhibit D, Press Release

Chi-Med Announces Cancer Therapy Collaboration with Lilly

London: [      ], [  ] [            ] 2013:  — Hutchison MediPharma Limited (“HMP”), an R&D company majority owned by Chi-Med, today announced that it has entered into a licensing, co-development, and commercialization agreement in China with Eli Lilly and Company (“Lilly”) for Fruquintinib (HMPL-013), a targeted oncology therapy for the potential treatment of various types of solid tumors.  Fruquintinib, a selective inhibitor of the Vascular Endothelial Growth Factor (“VEGF”) receptor tyrosine kinases, was discovered by HMP and is currently in Phase II testing in China.

Under the terms of the agreement, the costs of future development of Fruquintinib in China, to be carried out by HMP, will be shared between HMP and Lilly. HMP will potentially receive a series of payments of up to US$86.5 million, including upfront payments, and development and regulatory approval milestones. Should Fruquintinib be successfully commercialized in China, HMP would receive tiered royalties starting in the mid-teens percentage of net sales. Additional terms of the agreement were not disclosed.

Christian Hogg, Chief Executive Officer of Chi-Med said: “Our belief is that Fruquintinib has potential activity against multiple tumor types with high incidence rates and may benefit patients with significant unmet medical needs in China.  The collaboration with Lilly will allow for Fruquintinib to be developed across various tumor types in China and at a far greater speed than if we went alone.”

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

“We are excited to collaborate with Hutchison MediPharma in the development of this potential new cancer therapy,” said Jacques Tapiero, Lilly Senior Vice President and President of Emerging Markets. “In Lilly’s emerging markets business, we are focused on providing patients with innovative medicines from our own pipeline and through collaborations with respected science-based companies such as HMP. Together, we are committed to help meet the medical needs of oncology patients in China.”

About Fruquintinib

Fruquintinib (HMPL-013) is a novel and potent small molecule agent that selectively inhibits VEGFR 1, 2 and 3. In preclinical studies, Fruquintinib has shown potent inhibitory effects on multiple human tumor xenografts. In the initial single arm Phase I study in advanced refractory solid tumors, Fruquintinib has demonstrated excellent pharmacokinetic properties and was well tolerated.  In addition, it demonstrated clinical activity in patients with various heavily pre-treated advanced cancers. Currently, a single arm Phase II study for Fruquintinib is on-going in China with results expected to be released in early 2014. In July 2013, HMP received Phase II/III Clinical Trial Application approval from the China Food and Drug Administration which granted the further development of fruquintinib. In the planned Phase II/III clinical trials, Fruquintinib will be studied in patients with a variety of solid tumors.

About Hutchison MediPharma

Hutchison MediPharma is a novel drug R&D company focusing on discovering, developing and commercializing innovative therapeutics in oncology and autoimmune diseases.  With a team of around 200 scientists and staff, its pipeline is comprised of novel oral compounds for cancer and inflammation in development in North America,

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Europe, Australia and Greater China.

Hutchison MediPharma is majority owned by Chi-Med.  For more information please visit:  www.hmplglobal.com

About Chi-Med

Chi-Med is the holding company of a healthcare group based primarily in China and was listed on the Alternative Investment Market of the London Stock Exchange in May 2006.  It is focused on researching, developing, manufacturing and selling pharmaceuticals and health oriented consumer products. Chi-Med is majority owned by Hutchison Whampoa Limited, an international company listed on the Main Board of the Stock Exchange of Hong Kong Limited.  For more information please visit: www.chi-med.com

Enquiries

Chi-Med	Telephone:	+852 2121 8200
Christian Hogg, CEO

Citigate Dewe Rogerson	Telephone:	+44 20 7638 9571
Anthony Carlisle	Mobile:	+44 7973 611 888
David Dible	Mobile:	+44 7967 566 919

Panmure Gordon (UK) Limited	Telephone:	+44 20 7886 2500
Richard Gray
Andrew Potts

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit E, Chemical formula/structure of 013

HMPL-013 (Fruquintinib)

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit F

Product Royalty Payment Example

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Incremental Sales Tiers	Royalty Rate
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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.